Exhibit 99.1

Manitex International, Inc. Reports Fourth Quarter and Full Year 2008 Results

$27.8 Million in Revenues and $0.02 in Diluted EPS in Fourth Quarter

$106 Million in revenues and $0.17 in Diluted EPS for the full year

BRIDGEVIEW, Ill., March 11, 2009 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck cranes, rough terrain forklifts and special mission oriented vehicles, today announced unaudited financial results for the fourth quarter and twelve months ended December 31, 2008.

“2008 was a year of continued progress for Manitex International,” said Chairman and Chief Executive Officer David Langevin. “Challenged by severe softening in our markets, amid global economic turbulence, and the rapid increase in our material costs for much of the year, we increased our market share and continued to generate cash and positive EPS throughout the year. With the continued development of our products, the addition of new distribution outlets, and implementation of our international strategy, we believe that we are well- positioned to participate in the infrastructure and energy programs that we expect to be implemented over the next several years.”

Full Year 2008 highlights included: (1)

•

2008 revenue and net income from continuing operations of $106.3 million and $1.8 million respectively. Diluted EPS from continuing operations of $0.17, which includes restructuring cost impact of ($0.03) per share.

•

2008 net income increased 130% to $2.2 million from $1.0 million of net income in 2007, equivalent to $0.21 per diluted share after restructuring cost impact of ($0.03) per share and EPS of $0.02 per share from discontinued operations and EPS of $0.02 per share from gain on sale of discontinued operations.

•	Actions taken to improve operations and balance capacity with demand resulted in restructuring costs of $0.3 million for the year, of which $0.1 million was incurred in the fourth quarter.

•	Extended and increased credit facilities. Availability under lines of credit of approximately $7.0 million at December 31, 2008.

•	Working capital of $23.6 million at December 31, 2008, and a current ratio(3) of 2.4, compared to a current ratio(3) of 2.2 at December 31, 2007.

•	EBITDA (2) from continuing operations of $5.4 million for the twelve months ended December 31, 2008.

•	Manitex cranes continued to increase market share in a market that declined over 36% in 2008 as compared to 2007.

•	Continued to expand product and parts portfolio and strategic development with acquisition of Crane and Schaeff in October 2008, and development of international products and distributors.

Fourth quarter highlights included: (1)

•

Fourth quarter revenue increased by 2% to $27.8 million compared with revenues of $27.3 million for the 2007 fourth quarter. Fourth quarter 2008 revenues include $3.7 million from the acquisition of Schaeff and Crane & Machinery.

•

Net income from continuing operations of $0.3 million, which includes restructuring charges of $0.1 million, and $0.1 million in net income from the acquisition of Schaeff and Crane & Machinery, was equivalent to diluted EPS from continuing operations of $0.02 per share.

•	EBITDA (2) from continuing operations of $1.3 million for the fourth quarter of 2008 compared to $1.4 million in third quarter of 2008.

“The fourth quarter of 2008 was particularly challenging as customers’ credit contracted, order intake slowed and we received some order cancellations as projects were halted,” commented Andrew Rooke, Manitex International President and Chief Operating Officer. “Our response to this environment has been to rapidly adjust capacity to this lower demand throughout the organization. We have implemented across-the-board cost reductions with the objective of remaining profitable through this economic downturn. These actions commenced in the fourth quarter of 2008 and should continue to be a partial offset to any continued market weakness into 2009. We expect to achieve approximately $5 million in annualized cost reduction,” added Mr. Rooke.

Mr. Rooke further commented, “We ended 2008 with operating working capital as a percentage of three month annualized sales of 24.5%. One of our goals is to continue to aggressively manage working capital along with the generation of cash from operations with the objective of achieving approximately $8 million in positive cash flow from these primary sources.”

(1) The financial data for all years presented reflects the former Testing and Assembly Equipment segment as a discontinued operation.

(2) EBITDA is a non-GAAP (generally accepted accounting principles in the United States of America) financial measure. This measure may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

(3) Current ratio is equal to current assets divided by current liabilities.

Conference Call

Today, March 11, 2009 management will host a conference call at 4:30 p.m. Eastern Time to discuss the results with the investment community.

Anyone interested in participating should call 800-762-8795 if calling within the United States or 480-629-9031 if calling internationally. A re-play will be available until March 18, 2009, which can be accessed by dialing 800-406-7325 if calling within the United States or 303-590-3030 if calling internationally. Please use passcode 4026658 to access the replay.

The call will also be accompanied by a live webcast over the Internet and is accessible at the Company’s corporate website at www.manitexinternational.com.

Form 10-K filing

Manitex International plans to file its Form 10-K for the fiscal year ended December 31, 2008 prior to the deadline for submission of March 31, 2009.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support.

Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, Fuchs material handlers and our own Manitex product line. Crane and Machinery provides after market service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Manitex International, Inc.	Hayden Communications
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	212-946-2849
djlangevin@manitexinternational.com	peter@haydenir.com

Tables follow

MANITEX INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEET

(In thousands, except per share data)

As of December 31,

	2008	2007
ASSETS
Current assets
Cash	$425	$569
Trade receivables (net)	17,159	16,548
Other receivables	127	226
Inventory (net)	22,066	16,048
Deferred tax asset	582	715
Prepaid expense and other	326	762
Current assets of discontinued operations	—	172

Total current assets	40,685	35,040

Total fixed assets (net)	5,878	5,778

Intangible assets (net)	21,148	21,352
Deferred tax asset	4,065	3,940
Goodwill	14,452	14,065

Total assets	$86,228	$80,175

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable-short term	$1,564	$889
Current portion of capital lease obligations	277	281
Accounts payable	12,083	9,543
Accrued expenses	2,837	4,408
Other current liabilities	301	486
Current liabilities of discontinued operations	—	265

Total current liabilities	17,062	15,872

Long-term liabilities
Line of credit	16,995	14,191
Deferred tax liability	4,186	4,655
Notes payable	5,057	5,211
Capital lease obligations	4,168	4,422
Deferred gain on sale of building	3,549	3,930
Other long-term liabilities	197	184

Total long-term liabilities	34,152	32,593

Total liabilities	51,214	48,465

Commitments and contingencies
Minority interest	—	1,024
Shareholders’ equity
Common Stock-no par value, Authorized, 20,000,000 shares authorized
Issued and outstanding, 10,584,378 and 9,809,340 at December 31, 2008 and December 31, 2007, respectively	45,022	41,915
Warrants	1,788	1,788
Paid in capital	239	72
Accumulated deficit	(11,896)	(14,094)
Accumulated other comprehensive income (loss)	(139)	1,026

Sub-total	35,014	30,707
Less: Unearned stock based compensation	—	(21)

Total shareholders’ equity	35,014	30,686

Total liabilities and shareholders’ equity	$86,228	$80,175

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

For the years ended December 31,

	2008	2007	2006
Net revenues	$106,341	$106,946	$40,676
Cost of sales	88,876	87,027	34,903

Gross profit	17,465	19,919	5,773
Operating expenses
Research and development costs	819	808	206
Restructuring expenses	329	—	—
Selling, general and administrative expense, including corporate expense of $2,728; $3,756; and $1,384 for 2008, 2007 and 2006, respectively	12,909	12,758	4,408

Total operating expenses	14,057	13,566	4,614

Income from continuing operations	3,408	6,353	1,159
Other income expense
Interest income	—	6	39
Interest (expense)	(1,961)	(3,438)	(1,969)
Foreign currency transaction losses	(99)	(751)	—
Other income (expense)	44	119	(15)

Total other expense	(2,016)	(4,064)	(1,945)

Earnings (loss) from continuing operations before income taxes	1,392	2,289	(786)

Provision for taxes on income (benefit)	(407)	163	(239)

Net earnings (loss) from continuing operations	1,799	2,126	(547)

Discontinued operations:
Income (loss) from discontinued operations, net of income taxes (benefit) of $0, $0, and $(1,087) in 2008, 2007 and 2006, respectively	199	(1,122)	(8,342)
Gain (loss) on sale or closure of discontinued operations, net of $0 and $0 income tax in 2008 and 2007, respectively	200	(48)	—

Net earning (loss)	$2,198	$956	$(8,889)

Basic earning (loss) per share:
Earnings (loss) from continuing operations	$0.18	$0.25	$(0.10)
Earnings (loss) from discontinued operations, net of income taxes	$0.02	$(0.13)	$(1.56)
Gain (loss ) on sales or closure of discontinued operations, net of income taxes	$0.02	$(0.01)	$—

Net earnings (loss)	$0.22	$0.11	$(1.66)

Diluted earning (loss) per share:
Earnings (loss) from continuing operations	$0.17	$0.23	$(0.10)
Earnings (loss) from discontinued operations, net of income taxes	$0.02	$(0.12)	$(1.56)
Gain (loss) on sales or closure of discontinued operations, net of income taxes	$0.02	$(0.01)	—

Net earnings (loss)	$0.21	$0.10	$(1.66)

Shares used to calculate earnings per share:
Basic	10,071,585	8,557,095	5,346,225
Diluted	10,375,062	9,214,407	5,346,225

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three month periods ended September 30, 2008, December 31, 2008 and 2007 and the twelve month periods ended December 31, 2008 and 2007 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income from Continuing Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from Continuing Operations (in thousands)

	Three Months Ended			Twelve Months Ended
	September 30, 2008	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net income from Continuing operations	306	261	686	1,799	2,126
Income tax (benefit)	29	(40)	16	(407)	163
Interest income	—	—	—	—	(6)
Interest expense	467	502	642	1961	3,438
Foreign currency Transaction losses	72	15	89	99	751
Other income (expense)	—	8	28	(44)	(119)
Depreciation & Amortization	491	549	501	2,008	2,108
Earnings before interest, taxes, depreciation and amortization (EBITDA)	1,365	1,295	1,962	5,416	8,461
EBITDA % to sales	4.8%	4.7%	7.2%	5.1%	7.9%

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provide useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are un-audited, are reported in thousands of U.S. dollars, and are as of or for the period ended December 31, 2008, unless otherwise indicated.

Current Ratio is calculated by dividing current assets by current liabilities.

	December 31, 2008	December 31, 2007
Current Assets	40,685	35,040
Current Liabilities	17,062	15,872
Current Ratio	2.4	2.2

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	December 31, 2008	December 31, 2007
Current portion of long term debt	1,564	889
Current portion of capital lease obligations	277	281
Lines of credit	16,995	14,191
Notes payable – long term	5,057	5,211
Capital lease obligations	4,168	4,422
Debt	28,061	24,994

The increase in debt at December 31, 2008 is entirely associated with Crane and Schaeff acquisition that occurred on October 6, 2008.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. As of December 31, 2008, operating working capital was:

December 31, 2008
Trade receivables (net)	$17,159
Other receivables	127
Inventory (net)	22,066
Less: Accounts payable	12,083
Total Operating Working Capital	$27,269
% of Trailing Three Month Annualized Net Sales	24.5%

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

Fourth quarter 2008 net sales	$27,792
Multiplied by 4	4
Trailing Three Month Annualized Net Sales	$111,168

Working capital is calculated as total current assets less total current liabilities

	December 31, 2008	December 31, 2007
Total Current Assets	40,685	35,040
Less: Total Current Liabilities	17,062	15,872
Working Capital	23,623	19,168